Contact:	Bruce Jaffe VP of Finance and CFO LogicVision, Inc. (408) 453-0146

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LogicVision Receives Letter From Nasdaq Confirming Compliance with
Minimum Bid Price Rule

SAN JOSE, Calif. – April 1, 2008 – LogicVision, Inc. (Nasdaq: LGVND), a leading provider of test and yield learning solutions, announced today that on March 31, 2008 it received a notice from The Nasdaq Stock Market stating that, because the closing bid price of LogicVision’s common stock had been at $1.00 per share or greater for at least 10 consecutive business days, LogicVision has regained compliance with Nasdaq Marketplace Rule 4310(c)(4).

About LogicVision Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time-to-market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

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